Exhibit 99.1

For Immediate Release

Media:

Scott Stoffel

(847) 936-9502

Financial:

Brian Yoor

(847) 937-6343

Scott Leinenweber

(847) 935-1898

Abbott Commences Tender Offer for All Outstanding Ordinary Shares and American Depositary Shares of CFR Pharmaceuticals S.A.

ABBOTT PARK, Ill., Aug. 25, 2014 — Abbott today announced that its wholly-owned subsidiary, Abbott Laboratories (Chile) Holdco (Dos) SpA, a Chilean corporation (“ALH”), has commenced a tender offer (the “U.S. Offer”), in which it is offering to purchase (i) from U.S. holders only, up to 100 percent of the outstanding ordinary, nominative, no par value shares (the “Ordinary Shares”) of CFR Pharmaceuticals S.A. (“CFR”), a Chilean corporation and (ii) from all holders, wherever resident, up to 100 percent of the outstanding American Depositary Shares (“ADSs”) issued pursuant to the Rule 144A Deposit Agreement or the Regulation S Deposit Agreement, each dated as of May 9, 2011, between CFR and The Bank of New York Mellon, as Depositary (the “ADS Depositary”), each of which represents 100 Ordinary Shares, in each case, on the terms and subject to the conditions set forth in the U.S. Offer to Purchase, dated Aug. 25, 2014, and in the related Ordinary Share Acceptance Letter and ADS Letter of Transmittal, as applicable.

The U.S. Offer will expire at 5 p.m., New York City time on Sept. 23, 2014, unless the U.S. Offer is extended.

Simultaneously with the U.S. Offer, ALH is making an offer (the “Chilean Offer,” and together with the U.S. Offer, the “Offers”), in accordance with the tender offer rules of the Republic of Chile, to purchase up to 100 percent of the outstanding Ordinary Shares from all holders of Ordinary Shares, wherever resident, for the same price and on substantially the same terms as ALH is offering to purchase Ordinary Shares pursuant to the U.S. Offer (except that tendering holders in the Chilean Offer can elect to be paid in Chilean pesos).

ALH is making the Offers pursuant to the previously-announced Transaction Agreement, dated as of May 15, 2014 (the “Transaction Agreement”), between Abbott Investments Luxembourg S.À R.L. (“AIL”) and Positron Limited (“Positron”).

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CFR is indirectly controlled by Positron. Positron owns 100 percent of the equity capital of Kalo Pharma Internacional S.L.U., a Spanish limited liability company (“Kalo”). Kalo in turn directly owns 100 percent of the equity capital of Talpiot Investments SpA, a Chilean corporation (“Talpiot”). Talpiot directly owns 6,127,245,414 Ordinary Shares. If all outstanding options to acquire Ordinary Shares are exercised before the Offers expire, those 6,127,245,414 Ordinary Shares will represent approximately 72.2 percent of the outstanding Ordinary Shares of CFR.

Pursuant to the Transaction Agreement, on the day the results of the Chilean Offer are published (and ALH becomes legally obligated to purchase the Ordinary Shares tendered in the Chilean Offer), Positron will be required to sell to ALH (and ALH will be required to purchase from Positron) 100 percent of the equity capital of Kalo. When ALH completes that purchase, ALH will acquire indirect ownership of the 6,127,245,414 Ordinary Shares held by Talpiot. As a result, upon consummation of the Offers and regardless of how many Ordinary Shares and ADSs are tendered into the Offers by holders other than Talpiot, Abbott will control CFR. The aggregate price to be paid by ALH to Positron for the equity capital of Kalo will be the same aggregate price (in U.S. dollars) that would have been payable by ALH for the 6,127,245,414 Ordinary Shares owned by Talpiot if they had been tendered to ALH in the Chilean Offer.

The U.S. Offer is subject to the satisfaction or waiver of various conditions, as described in the U.S. Offer to Purchase. Neither the U.S. Offer nor the Chilean Offer is conditioned on the receipt of financing or on any minimum number of Ordinary Shares or ADSs being tendered or on the receipt of antitrust or competition law clearances beyond those already obtained. No third party financing will be necessary to complete the Offers.

About Abbott

Abbott is a global healthcare company devoted to improving life through the development of products and technologies that span the breadth of healthcare. With a portfolio of leading, science-based offerings in diagnostics, medical devices, nutritionals and branded generic pharmaceuticals, Abbott serves people in more than 150 countries and employs approximately 69,000 people.

Visit Abbott at www.abbott.com and connect with us on Twitter at @AbbottNews.

Additional Information and Where to Find It

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The U.S. Offer is being made pursuant to the U.S. Offer to Purchase and the related Ordinary Share Acceptance Letter and ADS Letter of Transmittal. Holders of Ordinary Shares and ADSs of CFR are strongly advised to read the relevant tender offer documents because they will contain important information that holders should consider before making any decision regarding tendering their shares. The U.S. Offer to Purchase and related materials may be obtained for free by calling the information agent for the U.S. Tender Offer, Georgeson, Inc., toll-free at (866) 216-0459.

Private Securities Litigation Reform Act of 1995 — A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” to our Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2013, and are incorporated by reference. Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

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